Exhibit 3

FIRST AMENDMENT
TO THE
CONVERTIBLE UNITS AGREEMENT

        THIS FIRST AMENDMENT AGREEMENT, dated as of June 7, 2001, is made by and between Vornado Realty Trust, a Maryland real estate investment trust, with its principal offices at 888 Seventh Avenue, New York, New York 10019 (the “Company”) and Michael D. Fascitelli (the “Executive”).

        WHEREAS, the Executive and the Company have entered into a Convertible Units Agreement, dated as of December 2, 1996 (the “Convertible Units”), pursuant to which the Executive received the number of units set forth therein, with each unit representing a share of beneficial interest in the Company (the “Units”); and

        WHEREAS, the Company desires to defer the payment date of the Units until November 30, 2004; provided, however, that if the Executive and the Company enter into a new employment agreement, or amend or extend the Executive’s existing employment agreement, within one year after June 7, 2001, the deferral of the compensation shall be extended until the last day of the stated term of employment set forth therein (without regard to any extensions thereof), and the Executive is willing to agree to such deferral; and

        WHEREAS, the Company’s Board of Directors has specifically approved such extension, and the terms and provisions of this FIRST AMENDMENT AGREEMENT and the Convertible Units Agreement, as amended hereby.

        NOW THEREFORE, the Company and the Executive agree as follows:

         1.      Effective on the date hereof, the first sentence of Section 6 of the Convertible Units Agreement shall be amended to read as follows:

“The aggregate value of the Units shall be paid out to Executive as of the first to occur of (i) Executive’s termination of employment with the Company for any reason, or (ii) the later to occur of (a) November 30, 2004, or (b) the last day of the stated term of employment (without regard to any extensions thereof) under any (A) new employment agreement entered into between the Executive and the Company within one year after June 7, 2001, or (B) amendment or extension, entered into or effected within one year after June 7, 2001, of the existing employment agreement, dated as of December 2, 1996, by and between the Executive and the Company (the “Payment Date”).”

         2.      Except as set forth above, all other terms and provisions of the Convertible Units Agreement, as in effect immediately prior to the date hereof, remain unchanged and applicable to the Company and the Executive.

         3.      This FIRST AMENDMENT AGREEMENT may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this FIRST AMENDMENT AGREEMENT on the date first above written.

VORNADO REALTY TRUST
By:	/s/ Steven Roth

	Name: Title:	Steven Roth Chairman of the Board and Chief Executive Officer

/s/ Michael D. Fascitelli

Michael D. Fascitelli